10/01/02    3:30 PM

Immediately

Mark Furlong (414) 765-8052

MARSHALL & ILSLEY CORPORATION COMPLETES ACQUISITION OF

MISSISSIPPI VALLEY BANCSHARES, INC.

Milwaukee, WI – October 1, 2002 -- Marshall & Ilsley Corporation (NYSE:  MI) (M&I) announced today the completion of its acquisition of Mississippi Valley Bancshares, Inc. (NASDAQ:  MVBI).  Mississippi Valley, with $2.1 billion in assets as of June 30, 2002, has eight offices located in St. Louis, Missouri; Belleville, Illinois; and Phoenix, Arizona.  Mississippi Valley is the holding company for Southwest Bank of St. Louis.

M&I and Mississippi Valley also announced the merger consideration to be received by the Mississippi Valley shareholders pursuant to the terms of the merger agreement.  Based on the $27.97 average trading price of M&I common stock during the valuation period specified in the merger agreement, the value of the per share consideration to be received by Mississippi Valley shareholders is $49.99.  Based on the election forms received from Mississippi Valley shareholders by the election deadline of September 26, 2002, Mississippi Valley shareholders will receive:

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$26.25 in cash and 0.8486 of a share of M&I common stock if they made a mixed election;

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$49.99 in cash if they made a cash election;  and

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1.1622 shares of M&I common stock and $17.48 in cash if they made a stock election.

Stock elections were oversubscribed in the merger.  As a result, shareholders who made stock elections will receive a portion of their per share consideration in cash.

M&I will not issue any fractional shares.  Instead, Mississippi Valley shareholders will receive cash in lieu of any fractional share of M&I common stock based on the $27.97 average trading price of M&I common stock.

In accordance with the terms of the merger agreement, Andrew N. Baur, Chairman and Chief Executive Officer of Mississippi Valley, has joined the M&I Board of Directors effective today.

M&I is a diversified financial services corporation headquartered in Milwaukee, Wisconsin with $29.1 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 214 offices throughout the state. In addition, M&I has 24 locations throughout Arizona, 11 offices in metropolitan Minneapolis/St. Paul, Minnesota and locations in Las Vegas, Nevada and Naples, Florida. Metavante Corporation, M&I's wholly owned technology subsidiary, is a leading financial services enabler – providing virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, financial planning, investments and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements about M&I which are within the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from the results implied in the forward-looking statements. Factors which could cause such a difference are included in M&I’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov or from M&I.

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